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                                                               Exhibit (h)(5)(i)

                         AMENDMENT TO SERVICES AGREEMENT

         THIS AMENDMENT is made as of May 1, 2002 (the "Effective Date"), by and between PFPC INC., a Massachusetts corporation ("PFPC") and Metropolitan West Funds, a Delaware business trust (the "Fund").

                                    Recitals

         WHEREAS, the Fund is a registered investment company for which PFPC provides administration, fund accounting, transfer agent, dividend disbursing agent and other agent services pursuant to a Services Agreement, dated March 31, 1999, as amended to date (the "Agreement").

         WHEREAS, the Fund and PFPC desire to amend certain terms of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, PFPC and the Fund, intending to be legally bound hereby, agree as follows.

1. Schedule A "List of Portfolios and Classes" to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.  Schedule B "Duties of PFPC" to the Agreement is hereby amended by deleting
    Section IV "Custody Administration Services".

3. Schedule C "Fee Schedule" to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule C.

4. Schedule D "Out-Of-Pocket Expenses" to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule D.

5. Schedule F "De-Conversion Expenses and Charges" to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule F.


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6.  Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         IN WITNESS WHEREOF, the parties hereto have set their hands by their duly authorized representatives as of the year and date first above indicated.

METROPOLITAN WEST FUNDS                     PFPC INC.


By: /s/ Scott Dubchansky                    By: /s/ Neal J. Andrews
    --------------------------------            --------------------------

Name: Scott Dubchansky                      Name: Neal J. Andrews
      ------------------------------              ------------------------

Title: President                            Title: SVP
       -----------------------------               -----------------------


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                                   SCHEDULE A

                         LIST OF PORTFOLIOS and CLASSES

                  Metropolitan West Total Return Bond Fund - Class M Metropolitan West Total Return Bond Fund - Class I

                  Metropolitan West Low Duration Bond Fund - Class M Metropolitan West Low Duration Bond Fund - Class I

                  Metropolitan West High Yield Bond Fund - Class M Metropolitan West High Yield Bond Fund - Class I

                  Metropolitan West Intermediate Bond Fund - Class M Metropolitan West Intermediate Bond Fund - Class I

                  Metropolitan West AlphaTrak 500 Fund

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                                   SCHEDULE C

                                  FEE SCHEDULE

I.   FUND ADMINISTRATION AND ACCOUNTING

A.     Monthly Base Fee:

       $2,083.33 for each portfolio, plus asset based fees, multiple class fees, other fees and out-of-pocket expenses.

       Note: In order to assist in the successful launching of the new portfolios, PFPC will waive the monthly base fee during each new portfolio's first two months of operations. Thereafter, PFPC will charge this monthly base fee in increments of 10% per month, increasing by 10% each month for the duration of the first year of the portfolio's operation.

                                 Month:                        Month:

                            1    0%                        7   50%
                            2    0%                        8   60%
                            3    10%                       9   70%
                            4    20%                       10  80%
                            5    30%                       11  90%
                            6    40%                       12  100%

B.     Asset Based Fees:

       The following annual fee will be calculated based upon the combined average net assets of all portfolios, and payable monthly:

       10 Basis Points (.10%) of the first $500 million of aggregate average net assets; and
        8 Basis Points (.08%) of the next $500 million of aggregate average net assets; and
        5 Basis Points (.05%) of the next $1 billion of aggregate average net assets; and
        2 Basis Points (.02%) of aggregate average net assets above $2 billion.

C.      Monthly Multiple Class Fee:

        $1,250 per class, for each class beyond the first class in each portfolio.

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D.      Other Fund Administration & Accounting Charges:


   1.    Vendor Pricing Quotation Fee
         Specific costs will be identified based upon options selected by the Portfolio and will be billed quarterly. The cost of a price used for a security held in more than one Portfolio shall be shared among the relevant Portfolios.

         Futures and Currency Forward Contracts        $2.00 per Issue per Day

   2.    PFPC DataStation Monthly Use and Access Fees:

         PFPC shall be entitled to the following fee for the DataStation Services described in Schedule B: $100.00 per month per portfolio for the five portfolios. Monthly fees for portfolios beyond the five will be negotiated separately. Fees do not include access to automated portfolio compliance module (currently under development) or any other applications appended to the core application. Fees for any such modules will be billed additionally. Fees for the development of customized functions or reporting will be negotiated and billed separately.

   3. SEC Yield Calculations: (if applicable) (1/12th payable monthly) Provide up to 12 reports per year to reflect the yield calculation for non-money market funds required by the SEC, $1,000 per year per Portfolio. For multiple class Portfolios, $1,000 per year per class. Daily SEC yield reporting is available at $3,000 per year per Portfolio. (US dollar denominated securities only).

   4.    Tax Return Services (1/12th payable monthly)
         For the preparation and filing of 1120 RIC returns and federal excise tax returns PFPC shall be entitled to an annual fee of $3,000.00 per Portfolio.

   5.    Special Regulatory Services.
         PFPC shall be entitled to the following fee for the performance of any Special Regulatory Services as described in Schedule B in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by PFPC and the Fund. Services and charges may vary based on volume.

   6.    Additional Services
         To the extent the Portfolios commence using investment techniques such as Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign (non-U.S.D.) securities and currency, additional fees will apply. Activities of a non-recurring nature such as shareholder in-kinds, fund consolidations, mergers or reorganizations will be subject to negotiation. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

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II.    TRANSFER AGENCY AND SHAREHOLDER SERVICES

   A.  Transfer Agent and Shareholder Services: (1/12th payable monthly)

           $20.00 per account per year per portfolio
           Minimum monthly fee - $1,500 per each class/portfolio

   B.  IRA's, 403(B) Plans, Defined Contribution/Benefit Plans:

           Annual Maintenance Fee - $12.00 per account per year
                  (Normally charged to participants)

   C.  Fulfillment Services:

           $3.00 per inquiry
           $2,500/monthly minimum

   D.  Lost Shareholder Search/Reporting:          $2.75 per account search


   E.  Voice Response Unit (VRU):

         One-Time Set-up Fees (not to be incurred annually or based upon usage):
           Pin Initialization              $1,500-$2,000
           VRU Set-up                      $5,000*
           *VRU Set-up fee has been reduced from $10,000 to $5,000

         Monthly Fees:
           Monthly Maintenance Fee         $1,000
           Per Minute Fee                  $ 0.23
           Per Call Fee                    $ 0.10

   F.  Miscellaneous Charges.

       The Fund shall be charged for the following products and services as applicable:

       . Ad hoc reports
       . Ad hoc SQL time
       . COLD Storage
       . Digital Recording
       . Banking Services, including incoming and outgoing wire charges
       . Microfiche/microfilm production
       . Magnetic media tapes and freight
       . Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

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III.    PROGRAMMING COSTS

       The following programming rates may be subject to an annual 5% increase.

         (a) Dedicated Team:   Programmer:               $100,000 per annum
                               BSA:                      $ 85,000 per annum
                               Tester:                   $ 65,000 per annum

         (b) System Enhancements (Non Dedicated Team):   $150.00 per/hr per
                                                         programmer

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                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

The Fund shall reimburse PFPC monthly for applicable out-of-pocket expenses, at cost or otherwise agreed upon rates including, but not limited to the following items:

       . Postage - direct pass through to the Fund
       . Telephone and telecommunication costs, including all lease, maintenance and line costs
       . Proxy solicitations, mailings and tabulations
       . Shipping, Certified and Overnight mail and insurance
       . Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
       . Duplicating services
       . Distribution and Redemption Check Issuance
       . Courier services
       . Federal Reserve charges for check clearance
       . Overtime, as approved by the Fund
       . Temporary staff, as approved by the Fund
       . Travel and entertainment, as approved by the Fund
       . Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
       . Third party audit reviews
       . Materials for Rule 15c-3 Presentations
       . Insurance
       . Manual Pricing
       . Pricing services (or services used to determine Fund NAV)
       . Vendor set-up charges for Blue Sky and other services
       . Blue Sky filing or registration fees
       . EDGAR filing fees
       . Vendor pricing comparison
       . Such other expenses as are agreed to by PFPC and the Fund

In addition, the Fund will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Fund and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

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                                   SCHEDULE F

                       DE-CONVERSION EXPENSES AND CHARGES

In accordance with Section 13.3 of this Agreement, the Fund shall pay to PFPC all reasonable expenses and other charges associated with movement of records and materials and conversion thereof to a successor service provider including, but not limited to, the following items:

      .   Postage - direct pass through to the Fund
      . Telephone and telecommunication costs, including all lease, maintenance and line costs
      .   Shipping, Certified and overnight mail and insurance
      . Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
      .   Duplicating services
      .   Courier services
      .   overtime, as approved by the Fund
      .   Temporary staff, as approved by the Fund
      .   Travel and entertainment, as approved by the Fund
      . Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
      .   Ad hoc reports
      .   Ad hoc SQL time
      .   COLD Storage
      .   Digital Recording
      .   Microfiche/microfilm production
      .   Magnetic media tapes and freight
      . Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Programming Costs: The following programming rates may be subject to an annual 5% increase.
         (a) Dedicated Team:       Programmer:            $100,000 per annum
                                   BSA:                   $ 85,000 per annum
                                   Tester:                $ 65,000 per annum

         (b) System Enhancements (Non Dedicated Team):    $150.00 per/hr
                                                          per programmer